Exhibit 10.21.1

AMENDMENT TO
EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 19, 2014, by and between CVR GP, LLC, a Delaware limited liability company (the “Company”) and Mark A. Pytosh (the “Executive”).

The Company and the Executive are parties to an Employment Agreement dated as of April 16, 2014 (the “Employment Agreement”). The parties hereto desire to amend the Employment Agreement as provided herein.

1.Annual Bonus. Section 2.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
“For each completed fiscal year occurring during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) with a target award equal to 125% of the Executive’s Base Salary. The Annual Bonus will be subject to all of the terms and conditions of the applicable bonus plan. For fiscal year 2014, the target Annual Bonus shall be pro-rated for the portion of the year that the Executive served as the Company’s Chief Executive Officer. The actual Annual Bonus payouts will be based on achievement of the individual, Partnership and beginning in 2015, CVR Energy, Inc. (“CVI”) (to the extent the Executive receives a portion of his bonus based on shared services performed for CVI or its subsidiaries) performance criteria established for the applicable fiscal year by the Compensation Committee of the Board (the “Compensation Committee”) with respect to the Partnership, or the Compensation Committee of the board of directors of CVI with respect to CVI, in each case, in such committee’s sole and absolute discretion. The Annual Bonus (or any pro-rated portion thereof), if any, payable to Executive for a fiscal year will be paid to the Executive in the immediately succeeding fiscal year only after the completion of the audit of the Partnership’s or CVI’s consolidated financial statements and filing of the Partnership’s or CVI’s Annual Report on Form 10-K with respect to such fiscal year and, only after the respective Compensation Committee, in its sole and absolute discretion, has approved the final achievement level and payout; provided, however, that if the Annual Bonus is payable pursuant to a plan that is intended to provide for the payment of bonuses that constitute “performance-based compensation” within the meaning of Section 162(m) of the Code, the Annual Bonus shall be paid at such time as is provided in the applicable plan. The Executive must be actively employed on the day of payout to be eligible for an Annual Bonus payment.”
2.Ratify Agreement. Except as expressly amended hereby, the Agreement will remain unamended and in full force and effect in accordance with its terms. The amendments provided herein will be limited precisely as drafted and will not constitute an amendment of any other term, condition or provision of the Agreement.

3.Cross References. References in the Agreement to “Agreement”, “hereof”, “herein”, and words of similar import are deemed to be a reference to the Agreement as amended by this Amendment.

4.Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.

[signature page follows]

The parties have executed this Amendment as of the date first written above.

CVR GP, LLC
/s/ Mark A. Pytosh Mark A. Pytosh	By: /s/ John J. Lipinski Name: John J. Lipinski Title: Executive Chairman

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